Exhibit 99.13

TRADING DATA

Item 5(c) of Amendment No. 5 to the Schedule 13D is incorporated herein by reference. Together with Item 5(c) of Amendment No. 5 to the Schedule 13D, the following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds. Except as otherwise noted below, all such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table excludes commissions paid in per share prices.

Name	Trade Date	Buy/ Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security	Strike Price ($)	Expiration Date
Sachem Head LP	3/1/2022	Sell	4,503	39.0900	Common Stock*	N/A	N/A
Sachem Head LP	4/1/2022	Sell	169,106	37.6300	Common Stock*	N/A	N/A
Sachem Head LP	4/1/2022	Sell	500	7.8800	OTC Call Option*	40.00	12/15/2023
Sachem Head LP	4/1/2022	Sell	1,700	4.6300	OTC Call Option*	50.00	12/15/2023
Sachem Head Master LP	3/1/2022	Buy	4,503	39.0900	Common Stock*	N/A	N/A
Sachem Head Master LP	4/1/2022	Buy	169,106	37.6300	Common Stock*	N/A	N/A
Sachem Head Master LP	4/1/2022	Buy	500	7.8800	OTC Call Option*	40.00	12/15/2023
Sachem Head Master LP	4/1/2022	Buy	1,700	4.6300	OTC Call Option*	50.00	12/15/2023

* Trade represents a rebalancing transaction.